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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*


                                     Ixia
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45071R109
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)

[ ]    Rule 13d-1(c)

[X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                          --------------------------
CUSIP No. 45071R109                SCHEDULE 13G           Page 2 of 8 Pages
----------------------------                          --------------------------

--------------------------------------------------------------------------------

       1        NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Technology Capital Group S.A.

--------------------------------------------------------------------------------

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)
                (See Instructions)                                        (b)

--------------------------------------------------------------------------------

       3        SEC USE ONLY

--------------------------------------------------------------------------------

       4        CITIZENSHIP OR PLACE OF ORGANIZATION                  Luxembourg

                ----------------------------------------------------------------

   NUMBER OF       5    SOLE VOTING POWER        0 shares

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY      6    SHARED VOTING POWER      25,255,000 shares, the voting
                                                 power of which is shared with
   OWNED BY                                      Stephane Ratel, who is the
                                                 principal beneficial owner
     EACH                                        of the equity interest in
                                                 Technology Capital Group S.A.
   REPORTING
                ----------------------------------------------------------------
  PERSON WITH
                   7    SOLE DISPOSITIVE POWER   0 shares

                ----------------------------------------------------------------

                   8    SHARED DISPOSITIVE POWER 25,255,000 shares, the
                                                 dispositive power of which is
                                                 shared with Stephane Ratel, who
                                                 is the principal beneficial
                                                 owner of the equity interest in
                                                 Technology Capital Group S.A.

--------------------------------------------------------------------------------

       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               25,255,000 shares

--------------------------------------------------------------------------------

      10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (See Instructions)                                           [ ]

--------------------------------------------------------------------------------

      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          43.8%

--------------------------------------------------------------------------------

      12        TYPE OF REPORTING PERSON (See Instructions)                   CO

--------------------------------------------------------------------------------

----------------------------                          --------------------------
CUSIP No. 45071R109                SCHEDULE 13G           Page 3 of 8 Pages
----------------------------                          --------------------------

--------------------------------------------------------------------------------

       1        NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          Stephane Ratel

--------------------------------------------------------------------------------

       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)
                (See Instructions)                                        (b)

--------------------------------------------------------------------------------

       3        SEC USE ONLY

--------------------------------------------------------------------------------

       4        CITIZENSHIP OR PLACE OF ORGANIZATION                      France

--------------------------------------------------------------------------------

   NUMBER OF    5    SOLE VOTING POWER           0 shares

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY   6    SHARED VOTING POWER         25,255,000 shares, the voting
                                                 power of which is shared with
   OWNED BY                                      Technology Capital Group S.A.,
                                                 the record holder of these
     EACH                                        shares.

   REPORTING    ----------------------------------------------------------------

  PERSON WITH   7    SOLE DISPOSITIVE POWER      0 shares

                ----------------------------------------------------------------

                8    SHARED DISPOSITIVE POWER    25,255,000 shares, the
                                                 dispositive power of which is
                                                 shared with Technology Capital
                                                 Group S.A., the record holder
                                                 of these shares.

--------------------------------------------------------------------------------

       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               25,255,000 shares

--------------------------------------------------------------------------------

      10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------

      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          43.8%

--------------------------------------------------------------------------------

      12        TYPE OF REPORTING PERSON (See Instructions)                   IN

--------------------------------------------------------------------------------

----------------------------                          --------------------------
CUSIP No. 45071R109                SCHEDULE 13G           Page 4 of 8 Pages
----------------------------                          --------------------------


ITEM 1(A)   NAME OF ISSUER:

            Ixia

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            26601 West Agoura Road
            Calabasas, CA  91302

ITEM 2(A)   NAME OF PERSON FILING:

            This Statement is being filed by Technology Capital Group S.A. and Stephane Ratel, who are sometimes together referred to as the "Reporting Persons." Technology Capital Group S.A. is a Luxembourg corporation. Stephane Ratel is a French citizen and the principal beneficial owner of the equity interest in Technology Capital Group S.A.

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The address of the principal business office of Technology Capital Group S.A. is 15, rue de la Chapelle, L-1325 Luxembourg, Grand-Duchy of Luxembourg. The address of the principal business office of Mr. Ratel is c/o Technology Capital Group S.A., 15, rue de la Chapelle, L-1325 Luxembourg, Grand-Duchy of Luxembourg.

ITEM 2(C)   CITIZENSHIP:

            Technology Capital Group S.A. is a Luxembourg corporation. Mr. Ratel is a French citizen.

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(E)   CUSIP NUMBER:

            45071R109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)   [ ]   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

            (c)   [ ]   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

            (d)   [ ]   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   [ ]   An investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E).

----------------------------                          --------------------------
CUSIP No. 45071R109                SCHEDULE 13G            Page 5 of 8 Pages
----------------------------                          --------------------------

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with Section 240.13d-1(b)(1)(ii)(F).

            (g)   [ ]   A parent holding company or control person in accordance
                        with Section 240.13d-1(b)(1)(ii)(G).

            (h)   [ ]   A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i)   [ ]   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

            (j)   [ ]   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(J).

            Not applicable

ITEM 4.     OWNERSHIP:

            Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in
            Item 1.

            The following information with respect to the ownership of Ixia's Common Stock by the Reporting Persons is provided as of December 31, 2002, the last day of the year covered by this Statement.

            (a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

            (b) Percent of class: See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

            Instruction: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

----------------------------                          --------------------------
CUSIP No. 45071R109                SCHEDULE 13G           Page 6 of 8 Pages
----------------------------                          --------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [ ]

         Instruction:  Dissolution of a group requires a response to this item.

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         To the best knowledge of each of the Reporting Persons, no person other than each of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Ixia Common Stock owned by the Reporting Persons.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
         PERSON:

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable

ITEM 10. CERTIFICATION:

         Not applicable

----------------------------                          --------------------------
CUSIP No. 45071R109                SCHEDULE 13G           Page 7 of 8 Pages
----------------------------                          --------------------------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date: February 12, 2003

                                    TECHNOLOGY CAPITAL GROUP S.A.



                                    By:   /s/  John Seil
                                       -----------------------------------------

                                    Print Name:    John Seil
                                               ---------------------------------

                                    Title:     Director
                                          --------------------------------------



                                    By:   /s/  Pierre Lentz
                                          --------------------------------------

                                    Print Name:    Pierre Lentz
                                          --------------------------------------

                                    Title:     Director
                                          --------------------------------------



                                          /s/  Stephane Ratel
                                    --------------------------------------------
                                          (Signature)
                                    Stephane Ratel

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
            CRIMINAL VIOLATIONS
            (SEE 18 U.S.C. 1001)

----------------------------                          --------------------------
CUSIP No. 45071R109                SCHEDULE 13G           Page 8 of 8 Pages
----------------------------                          --------------------------

                                  EXHIBIT INDEX

Exhibit Number     Exhibit                                     Page
--------------     -------                                     ----
     1             Agreement to File Joint Statements          Page 8 of 8 pages
                   on Schedule 13G(1)


----------
(1) Incorporated by reference to the Reporting Persons' Schedule 13G filed with the Commission on February 12, 2001.